Exhibit 3.1


                                STATE OF DELAWARE

                          CERTIFICATE OF INCORPORATION

                                       OF

                     FIRST LITCHFIELD FINANCIAL CORPORATION


     The undersigned, acting as incorporators of a corporation under the General Corporation Law of the State of Delaware, adopt the following Certificate of
Incorporation:

     Article 1. Corporate Title. The name of the corporation is First Litchfield Financial Corporation (the "Corporation").

     Article 2. Duration. The duration of the Corporation is perpetual.

     Article 3. Purpose. The purpose or purposes for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     Article 4. Capital Stock. The total number of shares of all classes of the capital stock which the Corporation has authority to issue is one million shares all of which shall be common stock, par value one cent ($ .01) per share, amounting in the aggregate to Ten Thousand dollars ($10,000.00). The shares may be issued by the Corporation from time to time by a resolution approved by its Board of Directors without requiring the approval of its shareholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

     Nothing contained in this Article 4 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto) shall entitle the holders of any class or series of capital stock to more than one vote per share.


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     The holders of the common stock shall exclusively possess all voting power.
Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors.

     Dividends may be paid on the common stock out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

     In the event of any liquidation, dissolution or winding up of the Corporation the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

     Article 5. Preemptive Rights. Holders of the capital stock of the Corporation shall not be entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued or any securities convertible into any such shares, including, without limitation, warrants, subscription rights and options to acquire shares.

     Article 6. Directors. The Corporation shall be under the direction of a Board of Directors. The number of directors shall be as set forth in the Corporation's Bylaws. The Board of Directors shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. When the number of directors is changed by the shareholders or by the Board of Directors, the Board of Directors shall determine the class or classes to which the increased of decreased number of directors shall be apportioned; provided, that the directors in each class shall be as nearly equal in number as possible; and provided, further, that no decrease in the number of directors shall affect the term of any director then in office.

     The classification shall be such that the term of one class shall expire each succeeding year. The Corporation's Board of Directors shall initially be divided into three classes named Class I, Class II and Class III. The terms, classifications, qualifications and election of the Board of Directors and the filling of vacancies thereon shall be as provided herein and in the Bylaws.

     The persons serving as members of the Board of Directors of The First National Bank of Litchfield (the "Bank") and the Executive Vice President of the Bank on the date of incorporation of the Corporation shall be designated the initial Board of Directors of the Corporation and each such director shall continue to serve as a director of the Corporation for the remainder of his or her term as specified below and until their successors are elected and qualified.

     The names and mailing addresses of the initial directors and the classes of which each director is a member are set forth below:


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Class I                     Class II                    Class III
-------                     --------                    ---------
(To serve as                (To serve as                (To serve as
directors until their       directors until their       directors until their
successors are              successors are              successors are
elected and qualified       elected and qualified       elected and qualified
at the 1989                 at the 1990                 at the 1991
annual meeting)             annual meeting)             annual meeting)

George M. Madsen            Donald K. Peck              Harry R. Hart
Raymond P. Atherton         Clayton L. Blick            Perley H. Grimes, Jr.
Leonard W. Hutchinson       Bernice D. Fuessenich       William H. Risley
Ernest W. Clock             Richard P. Rogers           Charles E. Orr
George D. Ward

     Subject to the foregoing, at each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

     Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successors shall have been elected and qualified.

     No director may be removed except for cause, and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted by shareholders at a duly constituted meeting of shareholders called for such purpose. At least 30 days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

     No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of a fiduciary duty as a director other than liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit.

     Article 7. Bylaws. The Board of Directors or the shareholders may from time to time adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board of Directors called expressly for such purpose. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called expressly for such purposes.


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     Article 8. Special Meetings. Special meetings of shareholders may be called at any time but only by the Chairman of the Board or the President of the Corporation or by the Board of Directors of the Corporation.

     Article 9. Registered Office. The street address of the Corporation's initial registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its initial registered agent at such address is The Corporation Trust Company.

     Article 10. Approval for Acquisitions of Control.

     Subsection 1.  Shareholder  Vote  and  Regulatory   Approval  Required  for
                    Acquisition of Control at any Time.

     No Person shall acquire "Control" (as defined in Subsection 3 hereof) of the Corporation at any time, unless such acquisition of Control has been approved prior to its consummation by the affirmative vote of the holders of at least two-thirds of the outstanding shares of "Voting Stock" (as defined in Subsection 3 hereof) at a duly constituted meeting of shareholders called for such purpose; provided, however, that this provision shall not apply if such acquisition of Control has been approved by at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. In addition, no "Person" (as defined in Subsection 3 hereof) shall acquire Control of the Corporation at any time without obtaining prior thereto all regulatory approvals required under applicable statutes and by regulations adopted thereunder. In the event that Control is acquired without obtaining all such statutory and regulatory approvals, such acquisition shall constitute a violation of this Article 10 and the Corporation shall be entitled to institute a private right of action (seeking injunctive relief as well as damages) to enforce such statutory and regulatory provisions.

     Subsection 2.  Excess Shares.

     In the event that Control of the Corporation is acquired in violation of this Article 10, all shares of Voting Stock owned by the Person so acquiring Control in excess of the number of shares the beneficial ownership of which is deemed under Subsection 3 hereof to confer Control of the Corporation shall be considered from and after the date of their acquisition by such Person to be "excess shares" for purposes of this Article 10. Such excess shares shall thereafter no longer (i) be entitled to vote on any matter, (ii) be entitled to take other shareholder action, (iii) be entitled to be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action, or (iv) be transferable, except with the prior written approval of the Board of Directors or by an independent trustee appointed by the Board of Directors for the purpose of having such excess shares sold on the open market or otherwise. The proceeds from the sale by the trustee of such excess shares shall be paid (i) first, to the trustee in an amount equal to the trustee's reasonable fees and expenses, (ii) second, to the "beneficial owner" (as defined in Article 12, Subsection 3, Paragraph C hereof) of such excess shares in an amount up to such owner's federal income tax basis in such excess shares, and (iii) third, to the Corporation as to any remaining balance.


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                                       -5-

     Subsection 3.  Certain Definitions.

     For purposes of this Article 10:

     A. "Control" means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, 15 percent or more of the Voting Stock; provided, that the solicitation, holding and voting of proxies obtained by the Board of Directors of the Corporation shall not constitute "Control".

     B. "Group Acting in Concert" includes Persons seeking to combine or pool their voting or other interests in the Voting Stock for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; provided, that a "Group Acting in Concert" shall not include the Board of Directors of the Corporation in its solicitation, holding and voting of proxies.

     C. "Offer" means every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tender of, Voting Stock.

     D. "Person" means any individual, firm, corporation or other entity including a Group Acting in Concert.

     E. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

     Subsection 4.  Inapplicability to Public Offering.

     This Article 10 shall not apply to the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities.

     Article 11. Criteria for Evaluating Certain Offers. The Board of Directors of the Corporation, when evaluating any offer to (i) make a tender or exchange offer for the common stock of the Corporation, (ii) merge or consolidate the Corporation with another institution, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the economic effects of acceptance of such offer on (a) depositors, and borrowers of the insured banks or subsidiaries of the Corporation, and on the communities in which such bank(s) or subsidiaries operate or are located and (b) the ability of such bank(s) or subsidiaries to fulfill the objectives of an insured institution under applicable federal and state statutes and regulations.

     Article 12. Certain Business Combinations. The votes of shareholders and directors required to approve any Business Combination shall be as set forth in this Article 12. The term "Business Combination" is used as defined in Subsection 1 of this Article 12. All other capitalized terms not otherwise defined in this Article 12 or elsewhere in this Certificate of Incorporation are used as defined in Subsection 3 of this Article 12.


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                                       -6-


     Subsection 1.  Vote Required for Certain Business Combinations.

     A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Subsection 2 of this Article 12:

          (i) any merger, consolidation or share exchange of the Corporation or any "Subsidiary" (as hereinafter defined in Subsection 3) with (a) any "Interested Shareholder" (as hereinafter defined in Subsection 3) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after the merger, consolidation or share exchange would be, an Affiliate or Associate (as those terms are hereinafter defined) of such Interested Shareholder; or

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the usual and regular course of business (in one transaction or a series of transactions in any twelve-month period) to or with any Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries, of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transaction are approved by the Board of Directors of the Corporation, an aggregate book value as of the end of the Corporation's most recent fiscal quarter of five percent or more of the total "Market Value" (as hereinafter defined in Subsection 3) of the outstanding shares of the Corporation or of its net worth as of the end of its most recent fiscal quarter; or

          (iii) any purchase, exchange, lease or other acquisition by the Corporation or any Subsidiary involving more than five percent of the assets or business of an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder; or

          (iv) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Market Value of five percent or more of the total Market Value of the outstanding shares of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe for or purchase securities offered, issued or granted pro rata to all holders of the "Voting Stock" (as hereinafter defined in Subsection 3) of the Corporation or any other method affording substantially proportionate treatment to the holders of Voting Stock; or

          (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries; or

          (vi) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise


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                                       -7-


     involving an Interested Shareholder) which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries;

shall be approved by affirmative vote of the holders of at least eighty percent (80%) of the total number of outstanding shares of Voting Stock. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B. Definition of "Business Combination." The term "Business Combination" as used in this Article 12 shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of paragraph A of this Subsection 1.

     Subsection 2.  When Higher Vote Is Not Required.

     The provisions of Subsection 1 of this Article 12 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if both of the following conditions shall have been met:

     A. The Business Combination shall have been approved by a majority of the "Continuing Directors" (as hereinafter defined in Subsection 3) then in office of the Corporation at a duly constituted meeting of the Board of Directors of the Corporation called for such purpose; and

     B. Unless otherwise approved by a majority vote of the "Continuing Directors" then in office of the Corporation at a duly constituted meeting of the Board of Directors of the Corporation called for such purpose, the aggregate of the cash and fair market value of the consideration to be paid to all the holders of the Capital Stock of the Corporation in connection with the Business Combination (when adjusted for stock splits, stock dividends, reclassification of shares or otherwise) shall be equal to the highest price per share paid by the other party or parties to the Business Combination (the "Acquiring Party") in acquiring any of the Corporation's Capital Stock; provided, however, that the consideration to be paid to the holders of the Capital Stock of the Corporation shall be in the same form as that paid by the Acquiring Party in acquiring the shares of the Capital Stock held by it except to the extent that any stockholder of the Corporation shall otherwise agree.

     Subsection 3.  Certain Definitions.

     For Purposes of this Article 12:

     A. "Person" shall mean any individual, firm or corporation, partnership, association, joint stock company, trust, unincorporated organization, group acting in concert or other entity.


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                                       -8-


     B.  "Interested   Shareholder"  shall  mean  any  Person  (other  than  the
Corporation or any Subsidiary) who or which:

          (i) is the Beneficial Owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock; or

          (ii) is an Affiliate of the Corporation and at any time within the two- year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock.

     C. "Beneficial  Owner", when used with respect to any Voting Stock, means a
Person:

          (i) that, individually or with any of its Affiliates or Associates, beneficially owns Voting Stock directly or indirectly; or

          (ii) that, individually or with any of its Affiliates or Associates, has (a) the right to acquire Voting Stock (whether such right is exercisable immediately or only after passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;
          (b) the right to vote or direct the voting of Voting Stock pursuant to any agreement, arrangement or understanding; or (c) the right to dispose of or to direct the disposition of Voting Stock pursuant to any agreement, arrangement or understanding; or

          (iii) that, individually or with any of its Affiliates or Associates, has by agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns, directly or indirectly, such shares of Voting Stock.

     D. For the purposes of determining whether a Person is an Interested Shareholder pursuant to paragraph B of this Subsection 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Subsection 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     E. "Affiliate" means a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a specified person.

     F. "Associate," when used to indicate a relationship with any Person, means: (1) any domestic or foreign corporation or organization, other than the Corporation or a Subsidiary of the Corporation, of which such Person is an officer, director or partner or is, directly or indirectly, the Beneficial Owner of ten percent or more of any class of equity securities; (2) any trust or other estate


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                                       -9-


in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of the Corporation or any of its Affiliates.

     G. "Subsidiary" means any corporation of which Voting Stock having a majority of the votes entitled to cast is owned, directly or indirectly, by the Corporation.

     H. "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Shareholder and who was a member of the Board of Directors of the Corporation prior to the time that the Interested Shareholder (including any Affiliate or Associate of such Interested Shareholder) became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors of the Corporation.

     I. "Market Value" means:

          (i) in the case of stock, the highest closing sale price during the 30- day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange - listed stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Corporation in good faith; and

          (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Board of Directors of the Corporation in good faith.

     J. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

     Subsection 4.  Powers of the Board of Directors.

     A majority of the Continuing Directors then in office shall have the power and duty to determine for the purposes of this Article 12, on the basis of information known to them after reasonable inquiry, all of the terms and provisions of this Article 12 including, without limitation,


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                                      -10-


(A) whether a Person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any Person, (C) whether a Person is an Affiliate or Associate of another, (D) whether the assets that are the subject of a Business Combination represent more than five percent of the assets or business of the Interested Shareholder or any Affiliate or Associate of an Interested Shareholder, and (E) whether an action is with, proposed by, or on behalf of an Interested Shareholder or an Affiliate or an Associate thereof, and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article 12.

     Subsection 5.  No   Effect   on   Fiduciary   Obligations   of   Interested
                    Shareholders.

     Nothing contained in this Article 12 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     Article  13.  Business  Combinations  with  Interested  Stockholders.   The
Corporation elects to be governed by Section 203 of Chapter 1, Title 8, of the Delaware Code relating to the General Corporate law.

     Article 14. Shareholder Action. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders, unless such consent is unanimous.

     Except as provided in Article 12, any merger or consolidation involving the Corporation shall, as a condition to its effectiveness, be approved by the affirmative vote of at least two-thirds of the issued and outstanding shares of each class of capital stock.

     Article 15. Amendment of Certificate of Incorporation. Except as set forth in this Article 15 or as otherwise specifically required by law, no amendment of any provision of this Certificate of Incorporation shall be made unless such amendment has been first proposed by the Board of Directors of the Corporation upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose and thereafter approved by the shareholders (as, if, and when shares are issued) of the Corporation by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that if such amendment is to the provisions set forth in this clause of Article 15 or in Article 6, 7, 8, 10, 11, or 14 hereof, such amendments must be approved by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon rather than a majority; provided, further, that if such amendment is to the provisions set forth in this clause of Article 15 or in Article 12 hereof, such amendment must be approved by the affirmative vote of the holders of at least 80 percent of the shares entitled to vote thereon rather than a majority.

     Article 16. Incorporators. The powers of the incorporators shall terminate upon the filing of this certificate of incorporation. The name and mailing address of each incorporator are as follows:

Raymond P. Atherton                                  George M. Madsen
Box T                                                Davenport Road
Morris, CT 06763                                     Roxbury, CT 06783

Clayton L. Blick, Esq.                               Charles E. Orr
Cramer & Anderson                                    Maple Street
P.O. Box 278                                         Litchfield, CT 06759
Litchfield, CT 06759

Ernest W. Clock                                      Donald K. Peck
Milton Road                                          West Street
Litchfield, CT 06759                                 Litchfield, CT 06759

Bernice D. Fuessencich                               William H. Risley
Camp Dutton Road                                     Prospect Street
Litchfield, CT 06759                                 Litchfield, CT 06759

Perley H. Grimes, Jr., Esq.                          Richard Rogers
Cramer & Anderson                                    6 Heritage Drive
P.O. Box 278                                         Unionville, CT 06085
Litchfield, CT 06759

Harry R. Hart                                        George D. Ward
Chestnut Hill Road                                   P.O. Box 438
Litchfield, CT 06759                                 Washington Depot, CT 06794

Leonard W. Hutchinson
Meadow Street
Litchfield, CT 06759

     Article 17. Meetings. Meetings of shareholders and of the Board of Directors may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

     IN WITNESS WHEREOF WE THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 18th day of February, 1988.

 /s/ Raymond P. Atherton
--------------------------------
Raymond P. Atherton
Box T
Morris, CT   06763                                    /s/ Clayton L. Blick, Esq.
                                                      --------------------------
                                                      Clayton L. Blick, Esq.
                                                      Cramer & Anderson
                                                      P.O. Box 278
 /s/ Ernest W. Clock                                  Litchfield, CT 06759
--------------------------------
Ernest W. Clock
Milton Road
Litchfield, CT 06759                                  /s/ Bernice D. Fuessenich
                                                      --------------------------
                                                      Bernice D. Fuessenich
                                                      Camp Dutton Road
 /s/ Perley H. Grimes, Jr. Esq.                       Litchfield, CT 06759
-------------------------------
Perley H. Grimes, Jr., Esq.
Cramer & Anderson
P.O. Box 278
Litchfield, CT   06759                                /s / Harry R. Hart
                                                      --------------------------
                                                      Harry R. Hart
                                                      Chestnut Hill Road
 /s/ Leonard W. Hutchinson                            Litchfield, CT 06759
-------------------------------
Leonard W. Hutchinson
Meadow Street
Litchfield, CT 06759                                  /s/ George M. Madsen
                                                      --------------------------
                                                      George M. Madsen
                                                      Davenport Road
/s/ Charles E. Orr                                    Roxbury, CT 06783
-------------------------------
Charles E. Orr
Maple Street
Litchfield, CT 06759                                  /s/ Donald K. Peck
                                                      --------------------------
                                                      Donald K. Peck
                                                      West Street
/s/ William H. Risley                                 Litchfield, CT 06759
-------------------------------
William H. Risley
Prospect Street
Litchfield, CT 06759                                  /s/ Richard P. Rogers
                                                      --------------------------
                                                      Richard P. Rogers
                                                      6 Heritage Drive
 /s/ George D. Ward                                   Unionville, CT 06085
-------------------------------
George D. Ward
Upper Church Hill Road
Washington Depot, CT   06794

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                     FIRST LITCHFIELD FINANCIAL CORPORATION

     FIRST  LITCHFIELD  FINANCIAL  CORPORATION,   a  corporation  organized  and
existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of First Litchfield Financial Corporation a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: To amend the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock (par value $.01) from 1,000,000 to 2,500,000.

     Said Certificate of Incorporation Article Fourth shall be and read as follows:

     ARTICLE 4. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the Corporation has authority to issue is two million five hundred thousand shares all of which shall be common stock, par value one cent ($ .01) per share, amounting in the aggregate to Twenty-five Thousand Dollars ($25,000.00). The shares may be issued by the Corporation from time to time by a resolution approved by its Board of Directors without requiring the approval of its shareholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

     Nothing contained in this Article 4 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto) shall entitle the holders of any class or series of capital stock to more than one vote per share.

     The holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors.

     Dividends may be paid on the common stock out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

     In the event of liquidation, dissolution or winding up of the Corporation the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of the Shareholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     THIRD: That said amendments were duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said First Litchfield Financial Corporation has caused this certificate to be signed by Jerome J. Whalen, its President and attested by Philip G. Samponaro, its Secretary this 22nd day of May, 1996.

                                                    By:   /s/ Jerome J. Whalen
                                                       -----------------------
                                                          Jerome J. Whalen
                                                    Its:  President
ATTEST:

By: /s/ Philip G. Samponaro
    -----------------------
        Philip G. Samponaro
Its: Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                     FIRST LITCHFIELD FINANCIAL CORPORATION

     FIRST  LITCHFIELD  FINANCIAL  CORPORATION,   a  corporation  organized  and
existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of First Litchfield Financial Corporation a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the shareholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: To amend First Litchfield Financial Corporation's (the "Corporation") Certificate of Incorporation to increase the Corporation's authorized common stock, par value $.01 per share, from 2,500,000 shares to 5,000,000 shares and to create a class of serial preferred stock, consisting of 1,000,000 shares of preferred stock, par value $ .00001 per share, which may be issued from time to time in one or more series as designated by the Board of Directors.

     Said Certificate of Incorporation Article Four shall be read as follows:

     ARTICLE 4. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the Corporation has authority to issue is six million (6,000,000) shares of which five million (5,000,000) shares shall be common stock, (par value $ .01 per share), amounting in the aggregate to Fifty Thousand Dollars ($50,000.00) and one million (1,000,000) shares shall be preferred stock (par value $0.00001 per share), amounting in the aggregate to Ten Dollars ($10.00). The shares may be issued by the Corporation from time to time by a resolution approved by its Board of Directors without requiring the approval of its shareholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

     A description of the different classes and series of the Corporation's capital stock and a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each class of and series of capital stock are as follows:

     A. COMMON STOCK. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, including the election of Directors. There shall be no cumulative voting rights in the election of Directors.

     Wherever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

     In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     B. SERIAL PREFERRED STOCK. Except as provided in this Article 4, the Board of Directors of the Corporation is authorized by resolution or resolutions from time to time adopted and by filing a certificate pursuant to the applicable law of the State of Delaware, to provide for the issuance of serial Preferred Stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Each shares of each series of serial Preferred Stock shall have the same relative rights as and be identical in all respects with all other shares of the same series.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of the Shareholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     THIRD: That said amendments were duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said First Litchfield Financial Corporation has caused this certificate to be signed by Jerome J. Whalen, its President and attested by Philip G. Samponaro, its Secretary this 22nd day of May, 1999.

                                                      By: /s/ Jerome J. Whalen
                                                          --------------------
                                                              Jerome J. Whalen
                                                      Its:    President
ATTEST:


By: /s/ Philip G. Samponaro
    -----------------------
        Philip G. Samponaro
Its:    Secretary